RESTATED CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GAS AND OIL TECHNOLOGIES, INC.

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
G.O. TECHNOLOGIES, INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of directors of G.O. TECHNOLOGIES, INC.

Resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number "FIRST" so that, as amended, said Article shall be and read as follows: THE NAME SHALL BE GAS AND OIL TECHNOLOGIES, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall be not reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said BOARD OF DIRECTORS has caused this certificate to be signed by JOHN M. WILLIAMSON, an Authorized Officer this 7TH day of AUGUST, 2001

GAS AND OIL TECHNOLOGIES, INC.

By: /s/John M. Williamson Authorized Officer Title: SECRETARY Name: JOHN M. WILLIAMSON